EXHIBIT 4.1


     BORROWER PLEDGE AGREEMENT


     dated as of


     July 19, 1994


     among


     Fleming Companies, Inc.

     and


     Morgan Guaranty Trust Company of New York, as Collateral Agent

     TABLE OF CONTENTS


     Page






     SECTION 1.  Definitions    2

     SECTION 2.  Representations and Warranties     6

     SECTION 3.  The Security Interests   7

     SECTION 4.  Delivery of Pledged Stock     8

     SECTION 5.  Further Assurances       8

     SECTION 6.  Record Ownership of Pledged Stock       9

     SECTION 7.  Right to Receive Distributions on
            Collateral     9

     SECTION 8.  Right to Vote Pledged Stock  10

     SECTION 9.  General Authority  10

     SECTION 10.  Remedies upon Event of Default   11

     SECTION 11.  Expenses     13

     SECTION 12.  Limitation on Duty of Collateral
             Agent in Respect of Collateral   13

     SECTION 13.  Application of Proceeds     14

     SECTION 14.  Concerning the Collateral Agent  16

     SECTION 15.  Appointment of Co-Agents    16

     SECTION 16.  Termination of Security Interests;
             Release of Collateral  17

     SECTION 17.  Collateral Account     20

     SECTION 18.  Notices      20

     SECTION 19.  Waivers, Non-Exclusive Remedies  21

     SECTION 20.  Successors and Assigns      21

     SECTION 21.  Changes in Writing     21

     SECTION 22.  New York Law      22

     SECTION 23.  Governing Law; Submission to
             Jurisdiction; Waiver of Jury Trial    22

     SECTION 24.  Severability      23

     SECTION 25.  Counterparts      23

Schedule 1  - Issuers and Original Pledge Stock

     BORROWER PLEDGE AGREEMENT




          AGREEMENT dated as of July 19, 1994 made by FLEMING
COMPANIES, INC., an Oklahoma corporation (with its successors, the "Pledgor"), in favor of MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Collateral Agent.

     R E C I T A L S

          A. Pursuant to the credit agreement, dated as of July 19, 1994 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Pledgor, the Banks listed therein, the Agents listed therein and Morgan Guaranty Trust Company of New York, as Managing Agent for the Banks, the Banks have agreed (i) to make loans to the Pledgor up to an aggregate principal amount of $2,200,000,000 and
(ii) to issue letters of credit for the account of the Pledgor.

          B. It is contemplated that the Pledgor may enter into one or more agreements ("Interest Rate Protection Agreements") with one or more of the Banks (as hereinafter defined) regarding the interest rates with respect to loans under the Credit Agreement (all obligations of the Pledgor now existing or hereafter arising under such Interest Rate Protection Agreements, collectively, the "Interest Rate Obligations").

          C. It is contemplated that the Pledgor may have or enter into one or more agreements ("Further Letter of Credit Agreements") with one or more of the Banks to issue certain letters of credit (in addition to those issuable pursuant to the Credit Agreement) for the account of the Pledgor in an aggregate face amount of up to $160,000,000.

          D. It is a condition precedent to the obligations of the Banks to make the loans under the Credit Agreement and a condition precedent to any letters of credit being issued under the Credit Agreement and may be a condition precedent to any Bank entering into Interest Rate Protection Agreements or entering into or maintaining Further Letter of Credit Agreements that the Pledgor execute and deliver this Agreement.

          E. In order to comply with certain negative pledge clauses in other instruments and agreements by which it is bound, the Pledgor must secure certain other obligations existing on the date hereof equally and ratably with its obligations under the Credit Agreement and the notes issued pursuant thereto.

          F. This Agreement is given by the Pledgor in favor of the Collateral Agent for its benefit and the benefit of the other Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



SECTION 1.  Definitions

     Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement. The following terms, as used herein, have the following meanings:

          "Bank Secured Obligations" means the Secured Obligations other than the Non-Bank Secured Obligations, provided that at any time of determination no amount of the Pledgor's obligations under any Interest Rate Protection Agreement shall be included in Bank Secured Obligations that are Non-Contingent Secured Obligations unless such obligations are then due and payable.

          "Cash Distributions" means dividends and other payments and distributions made upon or with respect to the Pledged Stock or any other Collateral in cash.

          "Collateral" has the meaning set forth in Section 3(a).

          "Collateral Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Secured Parties hereunder, and its successors in such capacity.

          "Contingent Secured Obligation" means at any time any Secured Obligation (or portion thereof) that is at such time:

              (i) an obligation to reimburse a Bank for drawings not yet made under a letter of credit issued or to be issued by such Bank, or

             (ii) an obligation to provide collateral to or for the benefit of a Bank to secure reimbursement obligations arising from drawings not yet made under a letter of credit issued or to be issued by such Bank or to make any other payment to the Issuing Bank that the Issuing Bank would not be entitled to retain if no drawings were made under the relevant letter of credit after the time of determination.

          "Credit Agreement Secured Obligations" means the Secured Obligations arising under the Credit Agreement.

          "Existing Debt Indentures" means (i) the Indenture dated as of December 1, 1989, as supplemented to the date hereof, from the Pledgor to Morgan Guaranty Trust Company of New York, as Trustee, and (ii) the Indenture dated as of March 15, 1986, as supplemented to the date hereof, from the Pledgor to Morgan Guaranty Trust Company of New York, as Trustee.

          "Existing Indenture Obligations" means the notes and debentures of the Pledgor outstanding from time to time under the Existing Debt Indentures, provided that the term Existing Indenture Obligations shall not include any such securities that are not issued and outstanding on July 19, 1994 unless such securities have been issued in exchange or substitution (which do not include any refinancing or refunding) for any securities constituting Existing Indenture Obligations that were outstanding on July 19, 1994.

          "Issuer" means each Subsidiary of the Pledgor listed on
Schedule 1 hereto.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          "Liquid Investment" means (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated in the highest grade by a nationally recognized credit rating agency or (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company (including a bank or trust company acting as the Collateral Agent or a co-agent hereunder) which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000; provided in each case that (x) such Liquid Investment matures within 90 days from the date of acquisition thereof and (y) in order to provide the Collateral Agent, for the benefit of the Secured Parties, with a perfected security interest therein, such Liquid Investment is:

          (1) evidenced by a certificate or instrument which is negotiable, or if non-negotiable is issued in the name of the Collateral Agent or its nominee, and which (together with any appropriate instruments of transfer) is delivered to, and held by, the Collateral Agent or an agent thereof (which shall not be the Pledgor or any of its Affiliates) in the State of New York;

          (2) issued by the U.S. Treasury in book-entry form and subject to pledge under then-applicable state law and Treasury regulations and held by the Collateral Agent at a Federal Reserve Bank; provided that the books of the Collateral Agent reflect that such Treasury securities are held as Collateral under this Agreement in compliance with then applicable Treasury regulations regarding the perfection of security interests in Treasury securities; or

          (3) otherwise issued, evidenced, registered or recorded in such manner as will provide the Collateral Agent, for the benefit of the Secured Parties, with a perfected security interest therein.

          "Non-Bank Percentage" means, as of any time of determination, the percentage obtained by dividing the then-outstanding principal amount of the Non-Bank Secured
Obligations by the sum of the then-outstanding principal amount of
(a) the Non-Bank Secured Obligations and (b) any Bank Secured
Obligations that are Non-Contingent Secured Obligations.

          "Non-Bank Secured Obligations" means the Secured
Obligations held by the Non-Bank Secured Parties.

          "Non-Bank Secured Parties" means the holders from time to time of the Secured Obligations consisting of the Existing
Indenture Obligations.

          "Non-Contingent Secured Obligation" means at any time any Secured Obligation (or portion thereof) that is not a Contingent
Secured Obligation at such time.

          "Original Pledged Stock" means the shares of stock of each Issuer listed on Schedule 1 hereto.

          "Pledged Stock" means (i) the Original Pledged Stock and
(ii) any other capital stock required to be pledged to the Collateral Agent pursuant to Section 3(b).

          "Responsible Officer" means the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the
Chief Financial Officer, the Chief Operating Officer, the President or the Treasurer of the Pledgor.

          "Secured Obligations" means:

               (i) all principal of and interest on the Notes, the Letter of Credit Liabilities and all other sums payable by the Pledgor under the Credit Agreement;

              (ii) all sums payable by the Pledgor under this Agreement and any other Operative Agreement;

             (iii) all principal of and premium, if any, and interest on the Existing Indenture Obligations;

              (iv) all Interest Rate Obligations of the Pledgor now or hereafter arising under or in respect of any Interest Rate
Protection Agreement; and

               (v) all obligations of the Pledgor now existing or hereafter arising under or in respect of any Further Letter of Credit Agreement;

provided that an Interest Rate Protection Agreement or a Further Letter of Credit Agreement, or any amount payable in connection therewith, shall not constitute a Secured Obligation unless the Pledgor has designated it as such (and any references herein to an Interest Rate Protection Agreement or Further Letter of Credit Agreement shall include only those that have been so designated) by delivering to the Collateral Agent a certificate signed by a Responsible Officer which shall identify the obligation so designated and specify the name and address of the counter- party thereto and, in the case of any Further Letter of Credit Agreement, certify that, after giving effect to such designation, the aggregate undrawn face amount of all letters of credit that are outstanding on such date (or that a Bank is obligated to issue after such date) under all Further Letter of Credit Agreements plus the aggregate amount of all reimbursement obligations (but not any interest thereon) for amounts previously drawn and remaining unpaid under letters of credit issued pursuant to all Further Letter of Credit Agreements does not exceed $160,000.000.

          "Secured Parties" means (i) the holders from time to time of the Secured Obligations and (ii) the Collateral Agent, provided that for purposes of any notice to or consent required from the Non-Bank Secured Parties, the Trustee under each Existing Debt Indenture at the time in question shall be treated as the Non-Bank Secured Party with respect to the Existing Indenture Obligations thereunder and all payments to be made to or for the benefit of any holder of an Existing Indenture Obligation shall be made to the Trustee in question and the Collateral Agent shall have no further responsibilities or liability with respect thereto.

          "Security Interests" means the security interests in the Collateral granted hereunder securing the Secured Obligations.

          Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code as in effect on the date hereof shall have the meanings therein stated.

SECTION 2.  Representations and Warranties

          The Pledgor represents and warrants as follows:

          (a) The Pledgor is a corporation duly incorporated, validly existing and in good standing under the laws of Oklahoma, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          (b) The execution, delivery and performance by the Pledgor of this Agreement are within the Pledgor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Pledgor or of any judgment, injunction, orders or decree or any material agreement or other material instrument binding upon the Pledgor or result in the creation or imposition of any Lien (other than Liens created by the Operative Agreements) on any asset of the Pledgor or any Subsidiary.

          (c) This Agreement constitutes a valid and binding agreement of the Pledgor.

          (d) The Pledgor owns all of the Original Pledged Stock, free and clear of any Liens other than the Security Interests. Except as set forth on Schedule l hereto, the Original Pledged Stock includes all of the issued and outstanding capital stock of each Issuer, and no Issuer has outstanding any security convertible into or exchangeable for any shares of its capital stock or any warrant, option or other instrument entitling the holder thereof to acquire any such shares. All of the Original Pledged Stock has been duly authorized and validly issued and is fully paid and non-assessable, and is subject to no options to purchase or similar rights of any Person. Other than this Agreement and the Existing Debt Indentures, the Pledgor is not and will not become a party to or otherwise bound by any agreement which restricts in any manner the rights of the Secured Parties with respect to any of the Pledged Stock.

          (e) Upon the delivery of the certificates representing the Pledged Stock to the Collateral Agent in accordance with
Section 4 hereof, the Collateral Agent will have valid and perfected security interests in the Collateral to the extent a security interest in such Collateral can be perfected under the Uniform Commercial Code (and subject to the requirements of Section 9-306 of the Uniform Commercial Code with respect to any proceeds of Collateral and to the further requirement that additional steps may be necessary to perfect a security interest in dividends or other distributions in kind), subject to no prior Lien. No registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the Security Interests. Neither the Pledgor nor any Subsidiary has performed or will perform any acts which might prevent the Collateral Agent from enforcing any of the terms and conditions of this Agreement or which would limit the Collateral Agent in any such enforcement.

          (f) The chief executive office of the Pledgor is located at its address set forth on the signature pages of this Agreement. Under the Uniform Commercial Code as in effect in the State in which such office is located, no local filing is required to perfect a security interest in collateral consisting of general intangibles.

SECTION 3.  The Security Interests

          In order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all the obligations of the Pledgor hereunder:

          (a) The Pledgor hereby assigns and pledges to and with the Collateral Agent for the equal and ratable benefit of the Secured Parties and grants to the Collateral Agent for the equal and ratable benefit of the Secured Parties security interests in the Pledged Stock, and all of its rights and privileges with respect to the Pledged Stock, and all income and profits thereon, and all interest, dividends and other payments and distributions with respect thereto, and the Collateral Account (as hereinafter defined) and all cash deposited therein or other property held therein from time to time, and all proceeds of the foregoing (the "Collateral"). Contemporaneously with the execution and delivery hereof, the Pledgor is delivering the certificates representing the Original Pledged Stock in pledge hereunder.

          (b) In the event that any Issuer at any time issues any additional or substitute shares of capital stock of any class to the Pledgor, the Pledgor will, within two Domestic Business Days after the issuance thereof, pledge and deposit with the Collateral Agent certificates representing all such shares. All such shares constitute Pledged Stock and are subject to all provisions of this Agreement.

          (c) The Security Interests are granted as security only and shall not subject the Collateral Agent or any Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Pledgor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 4.  Delivery of Pledged Stock

          All Pledged Stock shall be delivered to the Collateral Agent by the Pledgor pursuant hereto indorsed to the order of the Collateral Agent, and accompanied by any required transfer tax stamps, all in form and substance satisfactory to the Collateral Agent. All certificates representing Pledged Stock delivered to the Collateral Agent by the Pledgor pursuant hereto shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, and accompanied by any required transfer tax stamps, all in form and substance satisfactory to the Collateral Agent.

SECTION 5.  Further Assurances

          (a) The Pledgor agrees that it will, at its expense and in such manner and form as the Collateral Agent may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or desirable, or that the Collateral Agent may request, in order to create, preserve, perfect or validate any Security Interest or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Pledgor hereby authorizes the Collateral Agent to execute and file, in the name of the Pledgor or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which the Collateral Agent in its sole discretion may deem necessary or appropriate to further perfect the Security Interests.

          (b) The Pledgor agrees that it will not change (i) its name, identity or corporate structure in any manner or (ii) the location of its chief executive office unless it shall have given the Collateral Agent not less than 20 days' prior notice thereof.

SECTION 6.  Record Ownership of Pledged Stock

          Upon the occurrence and during the continuance of an Event of Default, at the request of the Required Banks, the Collateral Agent may cause any or all of the Pledged Stock to be transferred of record into the name of the Collateral Agent or its nominee. The Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Stock registered in the name of the Pledgor and the Collateral Agent will promptly give to the Pledgor copies of any notices and communications received by the Collateral Agent with respect to Pledged Stock registered in the name of the Collateral Agent or its nominee.

SECTION 7.  Right to Receive Distributions on Collateral

          The Collateral Agent shall have the right to receive and to retain as Collateral hereunder all dividends, interest and other payments and distributions made upon or with respect to the Collateral and the Pledgor shall take all such action as the Collateral Agent may deem necessary or appropriate to give effect to such right, provided that unless an Event of Default has occurred and is continuing and upon the request of the Required Banks, the foregoing sentence shall not apply to Cash Distributions. All such dividends, interest and other payments and distributions which are received by the Pledgor (except Cash Distributions received when no Event of Default has occurred and is continuing) shall be received in trust for the benefit of the Collateral Agent and the Secured Parties and, if the Collateral Agent so directs during the continuance of an Event of Default, shall be segregated from other funds of the Pledgor and shall, forthwith upon demand by the Collateral Agent during the continuance of an Event of Default, be paid over to the Collateral Agent as Collateral in the same form as received (with any necessary endorsement). After all Events of Defaults have been cured or waived, the Collateral Agent's right to retain Cash Distributions under this Section 7 shall cease and the Collateral Agent shall pay over to the Pledgor any such Cash Distributions retained by it during the continuance of an Event of Default.

SECTION 8.  Right to Vote Pledged Stock

          Unless an Event of Default shall have occurred and be continuing and the Required Banks shall have so requested, the Pledgor shall have the right, from time to time, to vote and to give consents, ratification and waivers with respect to the Pledged Stock, and the Collateral Agent shall, upon receiving a written request from the Pledgor accompanied by a certificate signed by a Responsible Officer stating that no Event of Default has occurred and is continuing, deliver to the Pledgor or as specified in such request such proxies, powers of attorney, consents, ratification and waivers in respect of any of the Pledged Stock which is registered in the name of the Collateral Agent or its nominee as shall be specified in such request and be in form and substance satisfactory to the Collateral Agent.

          If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to the extent permitted by law and the Pledgor shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratification and waivers, and take any other action with respect to any or all of the Pledged Stock with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof.

SECTION 9.  General Authority

          The Pledgor hereby irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of the Pledgor, the Collateral Agent, the Secured Parties or otherwise, for the sole use and benefit of the Collateral Agent and the Secured Parties, but at the expense of the Pledgor, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing and at the request of the Required Banks, all or any of the following powers with respect to all or any of the Collateral:

          (i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

         (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

        (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

         (iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that the Collateral Agent shall give the Pledgor not less than ten days' prior written notice of the time and place of any sale or other intended disposition of any of the Collateral except any Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market. The Collateral Agent and the Pledgor agree that such notice constitutes "reasonable notification" within the meaning of Section 9-504(3) of the Uniform Commercial Code.



SECTION 10.  Remedies upon Event of Default

          If any Event of Default shall have occurred and be continuing, the Collateral Agent, upon being instructed to do so by the Required Banks, may exercise on behalf of the Secured Parties all the rights of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, (i) apply the cash, if any, then held by it as Collateral as specified in Section 13 and (ii) if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell the Collateral or any part thereof at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Collateral Agent may deem satisfactory. Any Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). The Collateral Agent is authorized, in connection with any such sale, if it deems it advisable so to do, (i) to restrict the prospective bidders on or purchasers of any of the Pledged Stock to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Pledged Stock, (ii) to cause to be placed on certificates for any or all of the Pledged Stock or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the Securities Act of 1933 and may not be disposed of in violation of the provision of said Act, and (iii) to impose such other limitations or conditions in connection with any such sale as the Collateral Agent dems necessary or advisable in order to comply with said Act or any other law. The Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as the Collateral Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Pledgor which may be waived, and the Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by
Section 9 shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker's board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In cse of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Collateral Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

SECTION 11.  Expenses

          The Pledgor agrees that it will forthwith upon demand pay to the Collateral Agent:

          (i) the amount of any taxes which the Collateral Agent may have been required to pay by reason of the Security Interests or to free any of the Collateral from any Lien thereon, and

         (ii) the amount of any and all out-of-pocket expenses, including the reasonable fees and disbursements of counsel and of any other experts, which the Collateral Agent may incur in connection with (w) the administration or enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of any Security Interest, (x) the collection, sale or other disposition of any of the Collateral, (y) the exercise by the Collateral Agent of any of the rights conferred upon it hereunder or (z) any Default or Event of Default.

Any such amount not paid on demand shall bear interest at 1% plus the rate that would be applicable to Tranche A Base Rate Loans under the Credit Agreement. The Pledgor's obligations under this Section shall survive the termination of this Agreement and the discharge of the Pledgor's obligations under the Operative Agreements.

SECTION 12.  Limitation on Duty of Collateral
             Agent in Respect of Collateral

          Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Collateral Agent in good faith.

SECTION 13.  Application of Proceeds

          (a) Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral (including any proceeds received and held pursuant to Section 16) and any cash held in the Collateral Account shall be applied by the Collateral Agent, upon being instructed to do so by the Required Banks, in the following order of priorities:

          First, to the payment of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including, without limitation, reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, together with interest on each such amount at 1% plus the rate of interest that would be applicable to Tranche A Base Rate Loans under the Credit Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          Second, to pay the Secured Obligations ratably (or provide for the payment thereof pursuant to subsection (b) of this Section), until payment in full of all Secured Obligations shall have been made (or so provided for), provided that before making any payment pursuant to this clause Second ratably to the holders of the Secured Obligations, the Collateral Agent shall first apply solely to the Non-Bank Secured Obligations any amount held by it pursuant to subclause (ii)(A) of Section 16(b) and provided further that the principal amount outstanding to any Bank under any Interest Rate Protection Agreement at the time any such payments are to be distributed in accordance with this clause Second shall be the amount of the Pledgor's obligations then due and payable (including any early termination payments then due) to such Bank under such Interest Rate Protection Agreement; and

          Third, to the Pledgor, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

          (b) If at any time any monies collected or received by the Collateral Agent would, but for the provisions of this subsection (b), be payable pursuant to subsection (a) of this
Section in respect of any Contingent Secured Obligation, the Collateral Agent shall not apply such monies to pay such Contingent Secured Obligation but instead shall hold such monies in the Collateral Account. The Collateral Agent shall so hold all such monies until such time as the holder of such Contingent Secured Obligation advises the Collateral Agent (with at least three Business Days' prior notice to the Pledgor) that all or a specified part of such Contingent Secured Obligation has become a Non-Contingent Secured Obligation, whereupon the Collateral Agent shall apply the amount so held to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to subsection (a) were not paid in full, the Collateral Agent shall apply the amount so held to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to subsection (a). If (i) the holder of such Contingent Secured Obligation shall advise the Collateral Agent (with at least three Business Days' prior notice to the Pledgor) that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) any amount held pursuant to this subsection (b) in respect of such Contingent Secured Obligation remains after payment of all ratable amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations, such remaining amount shall be applied by the Collateral Agent in the order of priorities set forth in subsection
(a) of this Section.

          (c) In making the payments and allocations required by this Section, the Collateral Agent may, (1) as to any Secured Obligations arising under an Interest Rate Protection Agreement or Further Letter of Credit Agreement, rely upon information from the applicable counterparty identified by the Pledgor pursuant to the proviso in the definition of Secured Parties and (2) as to any Existing Indenture Obligations, rely upon information from the Trustee under the applicable Existing Debt Indenture, and shall have no liability to the Pledgor or any other Secured Party for actions taken in reliance on such information except in the case of its gross negligence or willful misconduct. All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by the Secured Parties of any amount distributed to them.

SECTION 14.  Concerning the Collateral Agent

          (a) The Collateral Agent has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The obligations of the Collateral Agent hereunder are only those expressly set forth herein. In any case in which the Collateral Agent is authorized to exercise any power or discretion, the Collateral Agent may refuse to do so unless directed in writing by the Required Banks to act in the manner specified in such direction.

          (b) The Collateral Agent may resign at any time by giving written notice thereof to the Secured Parties and the Pledgor. Upon any resignation of the Collateral Agent, the Required Banks shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Collateral Agent gives notice of resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.

SECTION 15.  Appointment of Co-Agents

          At any time or times, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section
14). Notwithstanding any such appointment but only to the extent not inconsistent with such legal requirements or, in the reasonable judgment of the Collateral Agent, not unduly burdensome to it or any such co-agent, the Pledgor shall, so long as no Event of Default shall have occurred and be continuing, be entitled to deal solely and directly with the Collateral Agent rather than any such co-agent in connection with the Collateral Agent's rights and obligations under this Agreement.

SECTION 16.  Termination of Security Interests;
             Release of Collateral

          (a) When all the Credit Agreement Secured Obligations have been paid in full and the Commitments of the Banks to make any Loan or issue any Letter of Credit under the Credit Agreement have expired, or if earlier the occurrence of the Rating Target Date, this Agreement shall terminate, except as expressly set forth herein, and all rights to the Collateral shall revert to the Pledgor.

          (b)(i) The Pledgor may from time to time prior to the termination of this Agreement request the Collateral Agent to release all or any of the Collateral, which request shall be accompanied by a certificate of a Responsible Officer stating (A) whether such release is requested in connection with an Asset Sale,
(B) whether a Default has occurred and is continuing, (C) if such release is requested in connection with an Asset Sale, identifying the cash, Temporary Cash Investments and instruments comprising the Net Proceeds of such Asset Sale that, in the good faith determination of such Responsible Officer, are allocable to the Collateral requested to be released (the "Collateral Net Proceeds") and (D) if such release is requested in connection with an Asset Sale, the amount, if any, of the cash and Temporary Cash Investments included in the Collateral Net Proceeds that is required to be applied by the Pledgor to the prepayment of the principal amount of the Loans pursuant to Section 2.09(b)(i) of the Credit Agreement within 14 days after the consummation of such Asset Sale and the date on which such prepayment is to be made. If such request is not in connection with an Asset Sale, the Collateral Agent shall release Collateral pursuant to such request but only with the consent of the Releasing Banks and the Non-Bank Secured Parties.

          (ii) If such request is in connection with an Asset Sale and such certificate states that no Default has occurred and is continuing, the Collateral Agent shall release Collateral pursuant to such request without the consent of any Secured Party but only against delivery to the Collateral Agent of (A) the Non-Bank Percentage of each element (cash, Temporary Cash Investments and instruments) of the Collateral Net Proceeds and (B) all other Collateral Net Proceeds.

          (iii) If such request is in connection with an Asset Sale and such certificate states that a Default has occurred and is continuing, the Collateral Agent shall release Collateral pursuant to such request without the consent of any Secured Party but only against delivery to the Collateral Agent of all cash and other property constituting the portion of the Net Proceeds of such Asset Sale allocable to the Collateral to be released (as set forth in such certificate).

          (iv) All such cash shall be held in the Collateral
Account and any such other property shall be held by the Collateral Agent as Proceeds, subject to the Lien hereof, and

          (A) in all cases, even if any other subclause below would otherwise apply, if an Event of Default shall occur and be continuing, applied pursuant to Section 11 hereof;

          (B) in the case of any cash or Temporary Cash Investments included in Collateral Net Proceeds held pursuant to subclause (ii)(B), applied for the account of the Pledgor (after reducing any such Temporary Cash Investments to cash) to make prepayments of the Loans pursuant to Section 2.09(b)(i) of the Credit Agreement as set forth in the related certificate of a Responsible Officer;

          (C) in the case of any instrument included in Collateral Net Proceeds held pursuant to subclause (ii)(B), all income thereon or other payments in respect thereof shall be applied for the account of the Pledgor to make prepayments of the Loans pursuant to
Section 2.09(b)(i) of the Credit Agreement as shall be specified from time to time in a certificate of a Responsible Officer;

          (D) in the case of any cash, Temporary Cash Investments and instruments held pursuant to clause (iii),

               (1)  an amount equal to the Non-Bank
Percentage of each element of the Collateral Net Proceeds (determined as of the date the Collateral Agent received such Proceeds) shall be retained by the Collateral Agent until the termination of this Agreement (and then paid to the Pledgor or as it shall direct), provided that if the Collateral Agent receives a certificate of a Responsible Officer stating that the Non-Bank Secured Obligations have been paid in full, any such cash and Temporary Cash Investments shall be applied for the account of the Pledgor to make prepayments of the Loans to the extent required by
Section 2.09(b)(i) of the Credit Agreement and the balance, if any, paid to the Pledgor or as it shall direct and any instruments shall be applied as set forth in the immediately preceding clause (C), and

               (2)  as to the balance, if a Responsible          Officer
shall subsequently certify that no Default has occurred and is continuing, any such cash and temporary Cash Investments shall be applied for the account of the Pledgor to make prepayments of the Loans to the extent required by Section 2.09(b)(i) of the Credit
Agreement and the balance, if any, paid to the Pledgor or as it shall direct and any instruments shall be applied as set forth in the immediately preceding clause (C), and

          (E) in the case of any cash or other property held pursuant to subclause (ii)(A), applied as set forth in subclause
(1) of the immediately preceding clause (D).

          (c) Upon any such termination of the Security Interests or release of Collateral, the Collateral Agent will, at the expense of the Pledgor, deliver any certificates evidencing Pledged Stock and any other Collateral held by it to the Pledgor, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

SECTION 17.  Collateral Account.

          (a) There is hereby established with the Collateral Agent a cash collateral account (the "Collateral Account") in the name and under the control of the Collateral Agent into which there shall be deposited from time to time the cash proceeds of the Collateral required to be delivered to the Collateral Agent pursuant to any provision of this Agreement. Any income received by the Collateral Agent with respect to the balance from time to time standing to the credit of the Collateral Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the Collateral Account. All right, title and interest in and to the cash amounts on deposit from time to time in the Collateral Account together with any Liquid Investments from time to time made pursuant to subsection (c) of this Section shall vest in the Collateral Agent, shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied thereto as hereinafter provided.

          (b) Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall, if so instructed by the Required Banks, apply or cause to be applied (subject to collection) any or all of the balance from time to time standing to the credit of the Collateral Account in the manner specified in
Section 13. Upon the cure of such Event of Default, all Liquid Investments held by the Collateral Agent in the Collateral Account shall be reduced to cash and all cash amounts held in the Collateral Account shall be promptly returned to the Pledgor, provided that any Liquid Investments or cash held in the Collateral Account arising out of matters of the character described in
Section 7 or 16 shall be applied as provided therein.

          (c) Amounts on deposit in the Collateral Account shall be invested and re-invested from time to time in such Liquid Investments as the Pledgor shall determine, which Liquid Investments shall be held in the name and be under the control of the Collateral Agent, provided that, if an Event of Default has occurred and is continuing, the Collateral Agent shall, if instructed by the Required Banks, liquidate any such Liquid Securities and apply or cause to be applied in the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 13.

SECTION 18.  Notices

          All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party at its address or telex or facsimile number set forth on the signature pages hereof. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when receipt of such transmission is confirmed either orally or in writing, by the party receiving such transmission, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Collateral Agent shall not be effective until received.

SECTION 19.  Waivers, Non-Exclusive Remedies

          No failure on the part of the Collateral Agent to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Managing Agent of any right under the Credit Agreement or the Collateral Agent under this Agreement or any other Operative Agreement preclude the Collateral Agent from any other or further exercise or the exercise of any other right. The rights in this Agreement and the Credit Agreement are cumulative and are not exclusive of any other remedies provided by law.

SECTION 20.  Successors and Assigns

          This Agreement is for the benefit of the Collateral Agent and the Secured Parties and their successors and assigns, and in the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness, provided that no counterparty to an Interest Rate Protection Agreement or a Further Letter of Credit Agreement shall be entitled to the benefits hereof unless it is also a Bank. This Agreement shall be binding on the Pledgor and its successors and assigns.

SECTION 21.  Changes in Writing

          Other than in respect of any release of Collateral pursuant to Section 16 hereof, no amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Pledgor therefrom, shall be effective unless in writing and signed by the Collateral Agent and the Pledgor (with the requisite consent, if any, of the Banks, the Required Banks or the Releasing Banks required by
Section 9.04 of the Credit Agreement); provided that without the consent of the Banks to whom a majority of the Interest Rate Obligations are owed, no such amendment, modification, supplement, termination or waiver may (i) exclude the Interest Rate Obligations from the definition of Secured Obligations or (ii) change the provisions of clause Second of Section 13 hereof; provided further that without the consent of the Banks to whom a majority of the obligations under Further Letter of Credit Agreements are owed, no such amendment, modification, supplement, termination or waiver may
(i) exclude any Further Letter of Credit Agreement from the definition of Secured Obligations or (ii) change the provisions of clause Second of Section 13 hereof. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Pledgor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other Operative Agreement, no notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 22.  New York Law

          This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than New York are governed by the laws of such jurisdiction.

SECTION 23.  Governing Law; Submission to
             Jurisdiction; Waiver of Jury Trial

          THE PLEDGOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PLEDGOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PLEDGOR AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 24.  Severability

          If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

SECTION 25.  Counterparts.

          This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


     FLEMING COMPANIES, INC.


     By /s/ John M. Thompson
     Name:  John M. Thompson
     Title: Vice President

     P. O. Box 26647
     6301 Waterford Boulevard
     Oklahoma City, Oklahoma 73126
     Attn: Treasurer
     Telecopier: (405) 840-7202


     MORGAN GUARANTY TRUST COMPANY
          OF NEW YORK,
            as Collateral Agent


     By  /s/ Michael C. Mauer
        Name:  Michael C. Mauer
        Title: Vice President

          60 Wall Street
                         New York, New York  10260
                         Attention:  Loan Department
                         Telex number:  177615
                         Telecopier: (212) 648-5016